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                                                                      EXHIBIT 20
NEWS  RELEASE

FOR IMMEDIATE RELEASE


                        AES CHIGEN ANNOUNCES 1ST QUARTER
                           NET INCOME OF $1.1 MILLION

(April 8, 1997, Beijing) - AES China Generating Co. Ltd. [NASDAQ: CHGNF] ("AES Chigen") announced today that net income for the three months ended February 28, 1997 was $1.1 million or earnings per share of $0.07. This compares to net income of $0.3 million or $0.02 per share for the first quarter of last year. Revenues for the quarter were $2.5 million compared to $0.4 million for the same period last year.

The increases were primarily due to a full quarter of commercial operation of AES Chigen's Wuxi Tin Hill facility and shareholder loan investment in Jiaozuo Aluminum Power. During the quarter, AES Chigen raised approximately $174 million, net of underwriting discounts, commissions and expenses, through a public bond offering. Interest expense, net of amounts capitalized, related to the bonds were more than offset by interest income generated on the proceeds of the offering awaiting investment in projects.

The first quarter saw the completion of construction of AES Chigen's Cili Misty Mountain facility when the 10.5 MW Unit 3 passed its performance test on February 22, 1997. The Wuxi Tin Hill joint venture also reached agreement on the amount of payment for required minimum offtake of electricity for 1996. The agreement included the deferral of certain amounts scheduled to be paid in 1996 and a corresponding adjustment upward of future scheduled payments of capital return.

Shortly after the end of the first quarter on March 17, 1997, the second unit of the Wuhu Grassy Lake 250 MW coal-fired facility passed its output performance test. This essentially completes the construction of the facility. However, the project has experienced delays in obtaining approvals for electricity tariff to be paid to the joint venture. Due to this delay and uncertainty related to the actual level of tariff to be approved, no amount for equity earnings has been recognized in the statement of operations for the Wuhu project.

AES Chigen, an affiliate of The AES Corporation, a U.S. corporation based in Arlington, Virginia, develops, owns and operates power generation facilities in the People's Republic of China. It currently has investments in eight projects in China representing a nameplate capacity of 818 megawatts.

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                          AES CHINA GENERATING CO. LTD.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)


                                                  Three Months Ended
                                         February 28, 1997   February 29, 1996
                                         --------------------------------------
                                                     (unaudited)

REVENUES:
    Electricity sales                          US$   2,507          US$     64
    Construction delay fee                               -                 360
                                               -----------          -----------
    Total revenues                                   2,507                 424

OPERATING COSTS AND EXPENSES:
    Costs of sales                                   1,726                 231
    Development, selling, general
       and administrative expenses                   1,637               1,992
                                               -----------          -----------

    Total operating costs and expenses               3,363               2,223
                                               -----------          -----------

OPERATING LOSS
                                                      (856)             (1,799)

OTHER INCOME/(EXPENSES):
   Interest income                                   3,215               1,978
   Interest expense                                 (1,170)                  -
   Equity in earnings of affiliates                    107                 126
   Amalgamation cost                                  (143)                  -
                                               ------------         -----------

INCOME BEFORE INCOME TAXES
AND MINORITY INTEREST                                1,153                 305

    Income taxes                                        86                   -
    Minority interest                                  (56)                (11)
                                               ------------         -----------

NET INCOME                                     US$   1,123          US$    316
                                               ------------         -----------

NET INCOME PER SHARE                           US$    0.07          US$   0.02
                                              ============          ===========


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                          AES CHINA GENERATING CO. LTD.

                           CONSOLIDATED BALANCE SHEETS
               (In thousands, except par values and share amounts)


                                                 As of             As of
                                           February 28, 1997  November 30, 1996
                                          ------------------  -----------------
                                              (unaudited)

ASSETS

Current Assets:
    Cash and cash equivalents                    US$ 145,738      US$   56,200
    Investments - held-to-maturity                    43,572             8,995
    Investments - available-for-sale                  12,993                 -
    Accounts receivable from related parties           3,264             6,809
    Interest receivable                                  737               286
    Inventory                                          1,057               765
    Prepaid expenses and other current assets            653               874
                                                  -----------       -----------

    Total current assets                             208,014            73,929

Property, Plant and Equipment:
    Electric generating facilities                    71,474            64,185
    Equipment, furniture and leasehold improvements    2,863             2,646
    Accumulated depreciation and amortization         (4,016)           (3,143)
    Construction in progress                         135,487            98,912
                                                 ------------       -----------

    Total property, plant and equipment, net         205,808           162,600

Other Assets:
    Deferred costs, net                                5,935               407
    Project development costs                          3,907             3,352
    Investments in and advances to affiliates         42,421            33,202
    Note receivable                                    6,631             6,626
    Deposits and other assets                            575               582
                                                 ------------       -----------

    Total other assets                                59,469            44,169
                                                 ------------       -----------


TOTAL                                            US$ 473,291        US$280,698
                                                 ============       ===========

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                          AES CHINA GENERATING CO. LTD.

                           CONSOLIDATED BALANCE SHEETS
               (In thousands, except par values and share amounts)


                                                  As of            As of
                                           February 28, 1997  November 30, 1996
                                           -----------------  -----------------
                                              (unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
    Accounts payable - The AES Corporation       US$    600       US$    1,185
    Accounts payable                                  2,953              2,199
    Accrued liabilities                               5,179              2,618
    Accrued liabilities for construction              3,449              4,259
    Loans from minority shareholders                  1,955              1,365
     - current portion
    Bank loans                                        2,387              2,861
                                                ------------      -------------

    Total current liabilities                        16,523             14,487

Long-Term Liabilities:
    Note payable, net                               179,831                  -
    Bank loan                                         7,000                  -
    Deferred income taxes                               472                387
    Loans from minority shareholders                 34,998             34,933
                                                ------------      -------------

    Total long-term liabilities                     222,301             35,320

Minority Interest                                    42,703             40,536

Shareholder's Equity:
    Class A  Common  Stock  -  par  value
     $0.01  per  share,(50,000,000  shares
     authorized; issued and outstanding;
     1997 - 8,158,095; 1996 - 8,134,100)                 82                 81
    Class B Common Stock - par value $0.01 per
       share,(50,000,000 authorized; 7,500,000
       shares issued and outstanding)                    75                 75
    Additional paid-in capital                      184,203            183,980
    Retained earnings                                 7,030              5,907
    Cumulative translation adjustment                   374                312
                                                ------------       ------------

    Total shareholders' equity                      191,764            190,355
                                                ------------       ------------

TOTAL                                           US$ 473,291        US$ 280,698
                                                ============       ============